Exhibit 10.12

SUBLICENSE AGREEMENT (U.S.)

This Sublicense Agreement (this “Agreement”) is made effective as of January 12, 2018 (the “Effective Date”) by and between TO Pharmaceuticals USA LLC, a Delaware limited liability company (“TOP”) and Jay Pharma, Inc., a Canadian corporation (“JP”). Each of TOP and JP may be referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, pursuant to the Shareholder Agreement (the “SHA”) dated of even date herewith between Bezalel Partners, LLC (“Bezalel”) and TOP, Bezalel and TOP have agreed to invest in JP; and

WHEREAS, the SHA requires TOP to sublicense to JP certain rights that it has in-licensed from Tikun Olam Ltd., an Israeli corporation with registration number 514263771 (“TOL”) as set forth herein.

NOW, THEREFORE, in consideration of the above and the promises and covenants contained herein and in the SHA, the Parties agree as follows:

1.	DEFINITIONS.

1.1.         “Cannabis” means indica, sativa or other forms of the marijuana and hemp plants, hemp products and any compounds, or mixtures or combinations thereof, isolated or derived from marijuana, cannabis or hemp plants, along with any synthetic version of such compounds, mixtures, or combinations.

1.2.         “Intellectual Property” means any inventions, plant breeds, works of authorship, trademarks and service marks, including the goodwill therein, trade secrets, know-how, documentation, and information, together with any worldwide rights in or to any of the foregoing under patent, plant patent, plant breeders, copyright, trademark, trade secret, or other intellectual or industrial property laws.

1.3.         “Limited Pharmaceutical Business” means the business, whether currently in existence or not, of producing, researching, developing, promoting, marketing, selling, distributing and otherwise commercializing Pharmaceutical Products (as defined herein) included in or derived from the Sublicensed IP, for the prevention, treatment, and/or management of cancer and diseases, disorders, or symptoms related thereto.

1.4.         “Pharmaceutical Products” means any product, compound, medicine or therapeutic which is subject to regulation as a drug, medicine or controlled substance by the United States Food and Drug Administration.

1.5.         “Sublicensed IP” means any intellectual property, whether registered or applied for, including patents, patent applications, plant patents and plant patent applications, continuation and continuation in part applications and patents maturing therefrom, and divisional applications and patents maturing therefrom, Sublicensed Marks (as defined herein), copyrights, promotional materials, know-how, trade secrets, knowledge, documentation, information relating to clinical or other trials, patient data, plant breeders rights, registered and unregistered Cannabis varieties and uniquely identifiable strains of Cannabis in all forms (as further detailed hereunder) that are currently licensed to TOP from TOL under the TOL License, or that may be subsequently licensed to TOP from TOL, or that are or may subsequently be otherwise developed or acquired at any time by TOP. For avoidance of doubt, for all Sublicensed IP sublicensed to JP by TOP under the TOL License, in no event shall the scope of rights in such Sublicensed IP extend beyond the rights licensed by TOL to TOP pursuant to the TOL License. For the avoidance of doubt, any intellectual property developed or acquired by JP at any time outside the scope of the rights sublicensed under this Agreement shall not be Sublicensed IP.

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1.6.         “Sublicensed Marks” means the TOL-owned trademarks, trade names, logos, service marks, designs, emblems, signs, slogans, other similar designations of source or original and general intangibles of like nature, whether registered, applied for or not, together with the goodwill relating thereto.

1.7.         “Term” has the meaning given to it in Section 3.1.

1.8.         “TOL License” means the License Agreement between TOL and TOP dated as of April 13, 2017.

2.	SUBLICENSED IP.

2.1.	Grant.

a.    TOP grants to JP a perpetual, non-revocable (subject to the terms hereof), fully paid, royalty-free, exclusive sublicense to make, have made, use, sell, have sold, offer for sale, import, reproduce, distribute, display, perform, create derivatives work from, and otherwise fully use and exploit the Sublicensed IP in the United States in connection with the Limited Pharmaceutical Business. For avoidance of doubt, to the extent TOP develops or acquires any Sublicensed IP after the Effective Date that is not owned by JP, such Sublicensed IP shall be automatically sublicensed by TOP to JP pursuant to this Section 2.1(a). The aforesaid sublicense(s) shall not be further sublicensable without the express written consent of TOP, which will not be unreasonably withheld, delayed, or conditioned. For the avoidance of doubt, JP may engage third parties to assist in developing and commercializing Pharmaceutical Products in connection with the Limited Pharmaceutical Business (“JP Contractors”).

b.    JP shall not contest the TOL License, the Intellectual Property covered by the TOL License, the validity of the Sublicensed IP or the rights of TOL or TOP in the Sublicensed IP, except in relation to any claims asserted by TOL or TOP against JP or an affiliate thereof.

c.    JP shall not use the Sublicensed IP in any fashion that would cause confusion with, dilute or damage the reputation or image of TOL or TOP, their products or services; provided, however, that JP shall not be considered to be in breach of this section as a result of the sale by JP of Pharmaceutical Products bearing the TOL name or other TOL trademarks.

d.    Condition Subsequent. The Parties agree that TOP shall use its reasonable efforts seek the written consent to this Agreement by TOL, provided, that (i) such consent shall not be required to close this Agreement and (ii) the Parties hereto agree to make any reasonable amendments that may be required by TOL.

2.2.         Exclusivity. The Parties acknowledge that the TOL License grants TOP certain exclusive rights, which TOP is hereby sublicensing exclusively to JP solely under Section 2.1. If TOL breaches or attempts to breach its obligation of exclusivity by licensing any of the Sublicensed IP to any third party for use in connection with the Limited Pharmaceutical Business, TOP will promptly take all reasonable action, up to and including filing a lawsuit on its and JP’s behalf, to prevent such breach of exclusivity. If TOP fails to take such action, JP may, at its sole expense, file suit on behalf of itself and the applicable TOP and, if reasonably necessary for standing or other legal reasons, TOP will join such suit.

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2.3.	Sublicensed Marks.

a.    The Parties recognize the value of the goodwill associated with the Sublicensed Marks, and acknowledge that the Sublicensed Marks and all rights therein, as well as the goodwill which accrues during the term of this Agreement, belongs exclusively to TOL, and JP shall not acquire any rights in the Sublicensed Marks, other than as expressly granted in this Agreement. JP shall not do anything inconsistent with TOL’s ownership of its Sublicensed Marks. In particular, but without limitation, JP shall not attack the validity of the Sublicensed Marks or TOL’s rights in and to its Sublicensed Marks except in relation to any claims asserted by TOL or TOP against JP or an affiliate thereof.

b.    JP shall not misuse or misappropriate any of the Sublicensed Marks. JP shall not engage in any conduct that impairs or might tend to impair the validity or enforceability of any of the Sublicensed Marks or any registrations of any of the Sublicensed Marks, or that dilutes or might dilute the distinctive quality of any of the Sublicensed Marks, or that disparages or might disparage any of the Sublicensed Marks. Notwithstanding anything to the contrary contained elsewhere in this Agreement, JP may not use any of the Sublicensed Marks on any materials or products unless it has received TOL’s prior written approval for such use, except that JP shall not be required to obtain such approval in connection with the use of Sublicensed Marks on materials or products which does not materially differ from previously approved uses.

c.    In addition to each Party’s other rights and remedies under this Agreement or otherwise, upon receipt of notice from TOL, JP shall immediately discontinue any use of, and remove from its premises, all materials bearing any of the Sublicensed Marks, including any signs, labels, stationery, advertising, promotional material and literature that, in the reasonable opinion of TOL, constitutes an improper use of the Sublicensed Marks or reflects non-negligibly adversely on TOL’s reputation or brand image or any of its corporate affiliates or partners or on any of its products or services.

d.    All graphics, trademarks, service marks, trade names, trade dress, word marks, design marks, slogans and domain names, and all images, logos, artwork, text and other works of authorship (collectively, the “Marks”) that include or refer to the Sublicensed Marks, shall belong exclusively to TOL or TOP as the case may be and all use of the Marks by JP, and the goodwill thereto, shall inure to their benefit.

e.    JP agrees to affix to all Pharmaceutical Products, and related promotional and packaging materials, for sale to third parties (and not Pharmaceutical Products held for internal use) that utilize the Sublicensed Marks, such Sublicensed Marks and notices as shall be reasonably requested by TOP, to the extent practicable and consistent with commercial practice. JP agrees to obtain specific written instructions with respect to the content and placements of all such notices. At all times when JP commercially uses the Sublicensed Marks, to the extent practicable and consistent with commercial practice, JP shall note that its use is made under license and shall indicate the owner of the Sublicensed Marks.

f.     JP agrees that TOP shall have the right, at all reasonable times, upon no less than fifteen (15) Business Day’s prior written notice to JP, to inspect the premises, and books and records owned by or under the control of JP during regular business hours as TOP considers necessary in order to verify JP’s compliance with the terms hereof, including for appropriate quality control with respect to JP’s use of the Sublicensed Marks.

g.    Notwithstanding the foregoing, the sublicense granted to JP hereunder is not intended to be, and shall not be construed as, an assignment by TOL or TOP to JP, in part or in whole, of the ownership of the Sublicensed IP.

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h.    The Parties recognize that, notwithstanding anything implicitly or explicitly to the contrary in this Agreement, the sublicense granted hereunder does not grant any rights with respect to any use of the Sublicensed IP other than with respect to the Limited Pharmaceutical Business within the Territory.

2.4.	Commercialization Plan.

a.    On or before June 11, 2018, JP shall prepare, in consultation with TOP, and provide to the board of directors of JP (the “Board”) a mutually acceptable commercialization plan (including the revised annual Commercialization Plans referenced below, the “Commercialization Plan”) covering the development and commercialization of the Sublicensed IP for the Limited Pharmaceutical Business, in accordance with applicable law and setting forth the specific activities and delivery dates thereunder. For the purposes of clarification, the Commercialization Plan will include but not be limited to (i) a selection, or process for selection, of one or more indications to pursue based on the data in-hand or known at such time, (ii) a list of appropriate studies with specific Cannabis-related indications and deadlines for initiating one or more such studies, (iii) a list of one or more inventions for which patent rights should be pursued if appropriate; and (iv) brand management, opportunity assessment, pricing, forecasting, market analysis, tactics and strategies. The Parties shall cooperate in good faith to update the Commercialization Plan annually within sixty (60) days after the end of each calendar year during the Term. Upon submission, the Board will have up to thirty (30) calendar days to review such plan. With respect to the Commercialization Plan, subject to a thirty (30) calendar day cure period, a breach of this Section 2.4 will be deemed material breach of this Agreement.

b.    JP shall use its commercially reasonable efforts to promote and develop the Limited Pharmaceutical Business in accordance with the Commercialization Plan and shall be responsible for all costs and expenses incurred in connection with developing and commercializing Pharmaceutical Products in connection with the Limited Pharmaceutical Business. For the avoidance of doubt, any failure to substantially implement any annual Commercialization Plan in accordance with the terms and schedule thereof shall be considered a material breach of this Agreement.

2.5.         Information. From time to time, upon JP’s request, TOP will provide a list of the Sublicensed IP and other information reasonably necessary to allow JP to exercise its rights granted in Section 2.1. TOP will promptly notify JP if the scope of the Sublicensed IP as it pertains Limited Pharmaceutical Business is materially increased or decreased, and notwithstanding anything to the contrary herein, JP will not be liable for any acts or omissions caused by TOP’s delay in providing such notice.

3.	TERM AND TERMINATION.

3.1.         Term. This Agreement commences on the Effective Date and continues until the earliest of: (i) termination by any Party in accordance with Section 3.2 below, or (ii) the date on which the last of the Sublicensed IP expires or is otherwise no longer effective (the “Term”).

3.2.         Termination. Either Party may terminate this Agreement immediately upon: (i) a material breach of this Agreement by the other Party, if such breach is not cured within thirty (30) calendar days after written notice from the non-breaching Party; or (ii) a voluntary petition in bankruptcy is filed by the other Party, an involuntary petition in bankruptcy is filed with respect to the other Party, or any petition, application or other pleading is filed or any proceeding is commenced seeking he appointment of a trustee, receiver or liquidator for the other Party.

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3.3.         Effect of Expiration or Termination. Upon the expiration of this Agreement or its termination by TOP, JP shall cease and thereafter refrain from all use of the Sublicensed IP, including the Sublicensed Marks. Upon the termination of this Agreement by JP pursuant to Section 3.2, all licensed rights in the Sublicensed IP will automatically become perpetual and irrevocable for as long as any such right is granted by TOL: (i) to TOP; (ii) to an entity affiliated with TOL or TOP or with substantially similar ownership; or (iii) to any other entity if such grant of rights is intended to avoid this provision. Upon any expiration or termination of this Agreement, the Receiving Party of any Confidential Information shall also destroy or return all Confidential Information to the Disclosing Party.

3.4.         Survival. Sections 3.3, 4, 8, 9 and 10 of this Agreement will survive any termination or expiration of this Agreement.

4.	CONFIDENTIALITY.

4.1.         Definition. “Confidential Information” means any and all proprietary, non-public information disclosed by one Party (the “Disclosing Party”) to another Party (the “Receiving Party”) which a reasonable person would understand to be confidential, including without limitation technical, financial, and other business information. For the avoidance of doubt, this Agreement and the TOL License shall be considered Confidential Information.

4.2.         Obligations. The Receiving Party will hold the Confidential Information in confidence using at least the same degree of care it uses to protect its own confidential information, but in no event less than reasonable care. The Receiving Party will only use Confidential Information as needed to exercise its rights under this Agreement, and will only disclose Confidential Information to its affiliates, directors, officers, employees and contractors, as well as its financial and legal advisors and potential investors, who have a need to know such Confidential Information in connection with this Agreement and who are bound by confidentiality obligations at least as restrictive as those contained herein. Any disclosure of the TOL License in accordance with this Section shall be subject to the prior written consent of TOP, which consent will not be unreasonably withheld or delayed.

4.3.         Exceptions. Confidential Information does not include information that the Receiving Party can demonstrate is: (i) in the public domain or subsequently enters the public domain through no fault of the Receiving Party; (ii) disclosed to the Receiving Party by a third party without any breach of confidentiality obligations; (iii) known to the Receiving Party at the time of disclosure by the Disclosing Party; or (iv) developed independently by the Receiving Party, without use of or reference to any Confidential Information of the Disclosing Party. The Receiving Party may disclose Confidential Information to the extent necessary to comply with a valid legal or government order or requirement, provided that it will provide the Disclosing Party reasonable prior notice and cooperate with the Disclosing Party (at the Disclosing Party’s sole expense) with any reasonable effort to challenge or limit the ordered or requested disclosure.

4.4.         Publicity. The Parties shall reasonably cooperate in connection with issuing press releases or promotional or marketing material to the public or third parties in connection with the provisions of this Agreement; provided that JP will have the right to issue press releases related to the studies and other commercial activities it conducts, provided, further, that neither Party will publish any Confidential Information without the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed, or conditioned. JP shall not refer to either TOP or TOL in any such releases or materials without the prior written consent of such entity, which will not be unreasonably withheld or delayed.

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5.	OWNERSHIP.

5.1.         Developments. Except as may be limited by the TOL License, the Intellectual Property in all improvements and modifications of the Sublicensed IP developed or acquired by JP, with or without involvement of TOP, in relation to the Limited Pharmaceutical Business (collectively, “New IP”) will be owned by JP, and TOP hereby assigns and will be automatically deemed to have assigned, to JP any right, title and interest it may have in and to such New IP. JP hereby grants, and will automatically be deemed to grant, to TOP, a perpetual, royalty free, non-exclusive license to use and exploit such New IP outside of the Limited Pharmaceutical Business. To the extent a TOL License prohibits such ownership of certain New IP, such New IP will be automatically be assigned to either TOP or TOL as required by the TOL License and deemed part of the Sublicensed IP for purposes of the sublicense granted in Section 2.1.

5.2.         Enforcement; Patent Prosecution. JP will be responsible for, at its sole expense and control, using commercially reasonable efforts to: (i) prosecute patents, copyrights, and trademarks for New IP owned by JP; and (ii) protect the New IP from material third party infringement, violation, or misappropriation in connection with the Limited Pharmaceutical Business; provided in each case that TOP will provide all reasonably necessary cooperation and information in such efforts by JP, and TOP will join such suit(s) if required for JP to have legal standing in such litigation. Any award solely with regards to any New IP will be distributed entirely to JP.

6.	REPRESENTATIONS AND WARRANTIES.

6.1.         Mutual. Each Party represents and warrants that: (i) it is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation; (ii) it has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated herein; and (iii) the execution, delivery, and performance of this Agreement does not and will not conflict with any violation of applicable law or of any other agreements with a third party.

6.2.         TOP. TOP represents and warrants that: (i) it is the lawful licensee of the Sublicensed IP and, has sufficient authority to grant JP the sublicenses granted under this Agreement; (ii) that the execution, delivery, and performance by it of this Sublicense Agreement does not require the approval of any governmental authority nor the application for or filing of or for any license, permit, approval, waiver, no-action, or similar permission from any governmental authority; (iii) it has not entered into any additional sublicenses or other arrangements that may limit its rights or the rights of JP under this Agreement or which may reasonably be expected to lead to a claim of infringement or invalidity regarding any portion of the Sublicensed IP or its use; (iv) it has no knowledge of infringement of, or conflict with, any license or other intellectual property right of any other third-party, and there is no known claim pending, filed or threatened related to infringement, ownership, misappropriation, or invalidity regarding the Sublicensed IP or its use; and (v) it has not granted and will not at any time during the Term grant or permit to exist any sublicense or other contingent or non-contingent right, title or interest under or relating to the Sublicensed IP in connection with the Limited Pharmaceutical Business to any individual or entity, that does or will conflict with or otherwise undermine or impair the exclusive rights of JP hereunder. Notwithstanding the foregoing, TOP may use or sublicense the Sublicensed IP outside of the Limited Pharmaceutical Business.

6.3.         TOL License. TOP hereby covenants that it will not take any acts, or fail to act, in any way that results in a material modification, limitation, loss, or termination of the rights granted by TOL that are sublicensed hereunder.

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7.	INFRINGEMENT BY THIRD-PARTIES.

7.1          Report of Infringement. With respect to any Sublicensed IP, when information comes to the attention of JP to the effect that any of the licensed rights have been or are threatened to be infringed by a third party, JP shall promptly notify TOP in writing of any such infringement or threatened infringement of which it has become aware.

7.2          Enforcement. TOP or TOL, as applicable, will take, at its own expense, any action it deems advisable in good faith to protect the Sublicensed IP. In the event of an infringement or threatened infringement by a third party of the Sublicensed IP, TOP or TOL, as applicable, shall have the exclusive option to direct and control the litigation and any settlement thereof. JP shall cooperate at its own expense with TOP in protecting and defending the Sublicensed IP. In the event that neither TOP nor TOL prosecutes such alleged infringement or violation of the Sublicensed IP, JP shall have the right, but not the obligation, to enforce such Sublicensed IP at its own expense. TOP hereby agrees, on their own behalf and on behalf of TOL, to join in such suit if required for proper standing. If JP has brought such an action, any award will be distributed entirely to JP.

8.	INDEMNIFICATION.

8.1          By TOP. TOP will indemnify, defend, and hold harmless JP, and its officers, directors, members, managers, and employees from any losses, liabilities, damages, penalties, awards, settlements, costs, and expenses, including reasonable attorneys’ fees, (collectively, “Losses”) incurred in relation to a third-party claim arising out of any: (i) gross negligence, willful misconduct, or violation of applicable law by the indemnifying Party; (ii) personal injury, death, or loss of or damage to property caused by the indemnifying Party; (iii) breach of any representations and warranties by the indemnifying Party in Section 6; or (iv) any modification or termination of the applicable TOL License which may materially affect JP’s rights under this Agreement, unless JP has given prior written consent to such modification or termination, which will not be unreasonably withheld or delayed.

8.2          By JP. JP will indemnify, defend, and hold harmless TOP and its officers, directors, members, managers, and employees, from any Losses incurred in relation to a third-party claim arising out of any: (i) gross negligence, willful misconduct, or violation of applicable law by JP or the JP Contractors; (ii) personal injury, death, or loss of or damage to property caused by JP or the JP Contractors; or (iii) breach of any representations and warranties by JP in Section 6. JP will indemnify, defend, and hold harmless TOP and its officers, directors, members, managers, and employees from any Losses incurred in relation to any claim by TOL against TOP arising out of the TOL License related to activities of JP or the JP Contractors with regards to the Limited Pharmaceutical Business. JP’s obligations under this Section 8.2 will not apply to the extent a claim is related to TOP’s breach of, or actions beyond the scope of, the TOL License or this Agreement.

8.3          Procedures. The Party entitled to indemnification for a claim hereunder (the “Indemnified Party”) will promptly give written notice to the other Party (the “Indemnifying Party”) of such claim, provided that a delay will not affect the Indemnifying Party’s obligations except to the extent such delay is materially prejudicial to it. The Indemnified Party will give the Indemnifying Party full control of the defense upon request, and will provide all cooperation and information reasonable requested by the Indemnifying Party in relation to the defense. The Indemnifying Party will not, without the Indemnified Party’s prior written consent, enter into any settlement that imposes any non-monetary obligations or liability on the Indemnified Party.

9.	LIMITATION OF LIABILITY.

EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 8 OR FOR ANY MODIFICATION OR TERMINATION OF A TOL LICENSE THAT MAY MATERIALLY AFFECT JP’S RIGHTS UNDER THIS AGREEMENT WITHOUT THE ADVANCE WRITTEN CONSENT OF JP, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, EXEMPLARY OR AGGRAVATED, OR ANY INDIRECT OR CONSEQUENTIAL DAMAGES, IN CONNECTION WITH A BREACH OF THIS AGREEMENT.

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10.	GENERAL.

10.1        Bankruptcy. The licenses and sublicenses granted to JP hereunder for the Limited Pharmaceutical Business are, for purposes of section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property,” as that term is defined in section 101 of the Bankruptcy Code. Nothing in this agreement limits JP’s rights under section 365(n), and JP is not making an election under section 365(n) hereunder.

10.2        Cooperation. The Parties agree to reasonably cooperate with and assist each other in connection with the sublicense granted under this Agreement and the development and success of commercializing the Sublicensed IP in connection with the Limited Pharmaceutical Business, including in executing documents and joining in any litigation as needed to ensure proper standing for such litigation.

10.3        Notices. Any notices sent hereunder will be sent by e-mail and internationally-recognized overnight or two (2) day courier to the following addresses, which may be updated at any time upon ten (10) calendar days’ prior written notice to the other Party:

If to TOP:	TO Pharmaceuticals USA LLC

77 Water Street, 8th Floor

New York, New York 10005

Attn: Chief Executive Officer

Fax: (646) 722-4101

Email: IR@tikunolam.us

with copies to:	Leason Ellis LLP

One Barker Avenue, Fifth Floor

White Plains, New York 10601

Attention: Peter S. Sloane, Esq.

Email: sloane@leasonellis.com

and copies to:	bernie@tikunolam.com and stephen@tikunolam.com

If to JP:	Jay Pharma, Inc

181 Bay Street, Suite 4400

Brookfield Place

Toronto, ON M5J 2T3

Email: Jeff.Wolfson@haynesboone.com

All notices hereunder may be given by any other means, but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

10.4        Governing Law. THIS AGREEMENT, AND ANY DISPUTE RELATED TO OR ARISING THEREFROM, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF NEW YORK.

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10.5        Dispute Resolution. In the event of any dispute, claim, question, or disagreement (“Dispute”) arising from or relating to this Agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all Parties. All Disputes not resolved within fifteen (15) days by good faith negotiation shall be finally settled by arbitration administered by the American Arbitration Association, in New York, New York, in accordance with the provisions of that organization’s Commercial Arbitration Rules. The dispute shall be heard and determined by a panel of three (3) arbitrators, unless otherwise agreed by the Parties. In such case, each Party shall each select one (1) arbitrator. The arbitrator selected by the claimant and the arbitrator selected by respondent shall, within ten (10) days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, or if for any reason the three (3) arbitrators are not timely empanelled, the Parties, or either of them, or their attorneys, may request that the American Arbitration Association appoint the third or any other necessary arbitrator. Prior to the commencement of hearings, each of the arbitrators appointed shall provide an oath or undertaking of impartiality. The United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant hereto. Notwithstanding any provision hereof, any applicable law or public policy considerations, including without limitation any possible illegality or unenforceability of this Agreement or any portion hereof due to the subject matter hereof, the arbitrators shall interpret this Agreement giving full effect to the terms and provisions hereof. All charges of the American Arbitration Association or any mediator shall be borne equally by the Parties, and each Party hereby agrees to pay all such charges promptly upon request therefor, and if any Party shall fail to do so, the other Party shall be permitted to apply towards such charges any amounts otherwise due to the non-paying Party. The Parties to the arbitration proceeding shall bear their own respective expenses incurred in connection therewith, including, but not limited to, legal fees and expenses.

10.6        Waiver. The waiver by any Party of any breach of covenant will not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing, and signed by the Party waiving its rights. This Agreement may be modified only by a written instrument executed by authorized representatives of the Parties sought to be bound.

10.7        Assignment. Neither Party may assign or transfer this Agreement, in whole or in part, without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. Any purported assignment or transfer in violation of this section will be null and void. This Agreement will inure to the benefit of, and be binding upon the Parties, together with their respective legal representatives, successors, and assigns, as permitted herein.

10.8        No Third-Party Beneficiaries. Nothing in tills Agreement confers any rights or remedies upon any third party.

10.9        Severability. If any provision of this Agreement is held to be invalid, void, unenforceable, or unconstitutional by a court of competent jurisdiction, the remaining provisions shall continue in full force without being impaired or invalidated.

10.10      Entire Agreement. This Agreement and the attached Schedule constitutes the entire agreement between the Parties with respect to the subject matter herein, and supersedes all prior agreements, proposals, negotiations, representations or communications relating to such subject matter. The Parties acknowledge that they have not been induced to enter into this Agreement by any representations or promises not specifically stated herein.

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10.11      Execution; Counterparts. This Agreement may be executed in counterparts, including electronic counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

The Parties hereby execute this Agreement as of the Effective Date.

JAY PHARMA, INC.		TO PHARMACEUTICALS USA LLC

By: TO Pharmaceuticals LLC, its manager
By: To Holding Group LLC, its manager
By: TO Global LLC, its manager

By:	/s/ Yaron Conforti	By:	/s/ Bernard Sucher

Name:	Yaron Conforti	Name:	Bernard Sucher

Title:	Director	Title:	Chief Executive Officer

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